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                                    EXHIBIT 2.6


                  ARTICLES OF INCORPORATION OF DYNASTY ORE AND
                               MINERALS CORPORATION



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[SEAL]


                              ARTICLES OF INCORPORATION
                                          OF
                         DYNASTY OIL AND MINERALS CORPORATION,

          WE, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for Dynasty Oil and Minerals Corporation.

                                      ARTICLE I

                                    CORPORATE NAME

          The name of this corporation is: DYNASTY OIL AND MINERALS CORPORATION.

                                      ARTICLE II

                               DURATION OF CORPORATION

          The corporation is to have perpetual existence unless dissolved or terminated according to law.

                                     ARTICLE III

                                  CORPORATE PURPOSES

          The primary business which this corporation proposes to initially engage is to explore, operate, and/or develop uranium mines and/or mining claims either patented or unpatented, to explore, operate and/or develop beryllium and/or mining claims either patented or unpatented, and any other business incident to or auxiliary thereto.

               (a) To engage in the leasing of lands believed to contain petroleum, oils, and gas; the improving, mortgaging, leasing, assigning, and otherwise disposing of the same; the prospecting, drilling, pumping, piping, storing, refining, and selling, both at wholesale and retail, of oils and gas;



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          the buying, otherwise acquiring, selling, and otherwise disposing of any and all real estate and personal property for use in the business of the company; the construction of any and all buildings, pipe lines, pumping stations, and storage tanks, and any and all other buildings required in carrying on the business of the company; the acting as trustee for holders of oil lands in the receiving and disbursement of funds to be used in drilling for the common benefit of the land holders; the doing of any and every act or thing, proper, necessary, and incidental to the general purpose of this company.

          (b) To buy, acquire, sell, retain, deal in, or otherwise dispose of, absolutely or contingently, petroleum and/or gas properties and interests (whether like or different), and any right, title, or interest therein, and to do all other acts and things required to be done in connection therewith.

          (c) To purchase, sell, and own royalties in oil and gas lands and leases; to pay mortgages, notes, taxes, assessments, and other charges that are or may become a lien or charge against any lands or leases in which this company may have a royalty interest.

          (d) To carry on the business of mining milling, concentrating, converting, smelting, treating, refining, preparing for market, manufacturing, buying, selling, exchanging and otherwise producing and dealing in uranium, beryllium, zinc, lead, gold, silver, copper, brass, iron, steel, coal and in all kinds of ores, metals, and minerals, oils, petroleum, natural gas, hydrocarbons, acids and chemicals, and in the products and by-products of every kind and description and by whatsoever process, the same can be or may hereafter be produced.

          (e) To purchase, lease, option, locate, or otherwise acquire, own, exchange, sell, or otherwise dispose of, pledge, mortgage, hypothecate, and deal in mines, mining claims, mineral lands, coal lands, oil lands, timber lands, water, and water rights, and other property, both real and personal.

          (f) To carry on as principals, agents, commission merchants or consignees the business of mining, milling, concentrating, converting smelting, treating, refining, buying, selling, exchanging, manufacturing, and dealing in the above specified products or any of them and of materials used in the manufacture of each, any and all of such articles and to carry on as such principals, agents, commission merchants, or consignees any other business which in the judgment of the board of directors of the corporation may be conveniently conducted in conjunction with any of the matters aforesaid.


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          (g) To buy and otherwise acquire, to own and hold, manage, operate, improve, develop, and sell lands, mining claims, mineral rights, oil wells, and other real estate and interests and rights in and to any of the properties; to buy and sell oil royalties of every kind and character; to rent and lease machinery of every kind and character.

          (h) To invest the funds of this corporation in real estate, mortgages, stocks, bonds, or any other type of investment, and to own real and personal property necessary for the rendering of professional services.

          (i) To make all contracts necessary and proper to effect its purposes and conduct its authorized business.

          (j) To share profits with those employees who have been largely responsible for the current year's profits and who will be primarily responsible for its continued success, and also to create an incentive in these employees to continue to give the best efforts of which they are capable in their respective abilities to the future growth and development of the company, and to provide a fund for the benefit of those employees in case of retirement, disability, or illness, and for their wives, children, and close dependents, upon their deaths.

          (k) To purchase and acquire, at its option, any of its shares which are owned and held by any such shareholder as should desire to sell, transfer, or otherwise dispose of his shares; provided, however, that the capital of this corporation shall not be impaired.

          (1) To purchase and acquire, at its option, the shares owned and held by any shareholder who dies; provided, however, that the capital of this corporation shall not be impaired.

          (m) To so all and everything necessary and proper for the accomplishment of any of the purposes or the attaining of any of the objects or the furtherance of any of the purposes enumerated in these Articles of Incorporation or any amendment thereof, necessary or incidental to the protection and benefit of the corporation, and in general either along or in association with other corporations, firms, or individuals to carry on any lawful pursuit necessary or incidental to the accomplishment of the purposes or the attainment of the objectives or the furtherance of such purposes or objects of this corporation.

          (n) To exercise all of the rights granted by Sections 16-10-4 of the Utah Business Corporation Act of the state of Utah.

          The foregoing paragraphs shall be construed as enumerating both objects and purposes of this corporation; and it is hereby expressly


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provided that the foregoing enumeration of specific objects and purposes shall not be held to limit or restrict in any manner the objects or purposes of this corporation which are otherwise permitted by law.

                                     ARTICLE IV

                                 AUTHORIZED CAPITAL

          The aggregate number of shares which the corporation shall have authority to issue is TWENTY FIVE MILLION (25,000,000).

                                      ARTICLE V

                                     SHARE VALUE

          The share value of all shares shall be TWO CENTS ($.02) per share.

                                      ARTICLE VI

                                   RIGHTS OF STOCK

          All stock of the corporation shall be the same class and have the same rights and preferences. Fully paid stock of this corporation shall not be liable to any further call or assessment.

                                     ARTICLE VII

                             PRE-EMPTIVE RIGHTS ABOLISHED

          The authorized stock of this corporation may be issued at such time, upon such terms, and condition, and for such consideration as the Board of Directors shall determine. Stockholders shall have no pre-emptive rights in issue of authorized stock.

                                     ARTICLE VIII

                                 COMMENCING BUSINESS

          The corporation will not commence business until at least ONE THOUSAND DOLLARS ($1,000.00) has been received by it as consideration for the issuance of shares.


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                                      ARTICLE IX

                             REGISTERED OFFICE AND AGENT

          The address of this corporation's initial registered office is:

                    208 Boston Building
                    Salt Lake City, Utah

          The name of this corporation's initial registered agent is:

                    Paul J. Angelos
                    208 Boston Building
                    Salt Lake City, Utah

                                      ARTICLE X

                                ORIGINAL SHAREHOLDERS

          The name and address of each of the original shareholders are as follows:

     NAME                                    ADDRESS
Paul J. Angelos                         208 Boston Building
                                        Salt Lake City, Utah

John Landures                           1405 Downington Avenue
                                        Salt Lake City, Utah

G. Blaine Davis                         716 Newhouse Building
                                        Salt Lake City, Utah

Roger F. Cutler                         716 Newhouse Building
                                        Salt Lake City, Utah

                                      ARTICLE XI

                                      DIRECTORS

          The Board of Directors shall consist of a variable number of three
(3) to nine (9) members, and the Board of Directors may itself from time to time determine; until determination is made in the future by Directors until the first annual meeting of shareholders or until their successors be elected and qualify, are as follows:


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     NAME                                    ADDRESS
John Landures                           1405 Downington Avenue
President                               Salt Lake City, Utah

Louis N. Strike                         208 Boston Building
Vice President                          Salt Lake City, Utah

Paul J. Angelos                         208 Boston Building
Secretary-Treasurer                     Salt Lake City, Utah

William Papanikolas                     208 Boston Building
Director                                Salt Lake City, Utah

                                     ARTICLE XII

                                   INTERNAL AFFAIRS

          The Directors shall adopt By-Laws for the regulation of the internal affairs of the corporation, which By-Laws may be amended from time to time or repealed pursuant to law.

                                     ARTICLE XIII

                                    INCORPORATORS
          The name and address of each incorporator is as follows:

     NAME                                    ADDRESS
Paul J. Angelos                         208 Boston Building
                                        Salt Lake City, Utah

John Landures                           1405 Downington Avenue
                                        Salt Lake City, Utah

G. Blaine Davis                         716 Newhouse Building
                                        Salt Lake City, Utah

Roger F. Cutler                         716 Newhouse Building
                                        Salt Lake City, Utah

                                     ARTICLE XIV

                     POWER TO SELL ASSETS AND CREATE INDEBTEDNESS

          In carrying on the business of the corporation, the Board of Directors is authorized and empowered to sell, exchange, mortgage, bond or otherwise dispose of, deal with and encumber any or all of the property of the corporation, upon such terms and conditions as such Board of Directors may deem just and proper and for the best interests of the corporation, without prior authorization or subsequent confirmation by a vote of the stockholders or otherwise.


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                                      ARTICLE XV

                           OFFICERS AND DIRECTORS CONTRACTS

          No contract or other transaction between this corporation and any other corporation shall be affected by the fact that a Director or officer of this corporation is interested in or is a Director or officer of such other corporation; and any Director, individually or jointly, may be a party to or may be interested in any corporation or transaction of this corporation or in which this corporation is interested; and no contract or other transaction of this corporation with any person, firm or corporation shall be affected by the fact that any Director of this corporation is a party to or is interested in such contract, act or transaction or any way connected with such person, firm or corporation, and every person who may become a Director of this corporation is hereby relieved from the liability that might otherwise exist from the contracting with corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested, provided said Director acts in good faith.

          Whereas we have hereunto set our hands as the Incorporators of Dynasty Oil and Minerals Corporation this 27th day of February, 1970


                                    /s/ Paul J. Angelos
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                                       PAUL J. ANGELOS

                                    /s/ John Landures
                                    ------------------------------------------
                                       JOHN LANDURES

                                    /s/ G. Blaine Davis
                                    ------------------------------------------
                                       G. BLAINE DAVIS

                                    /s/ Roger Cutler
                                    ------------------------------------------
                                       ROGER CUTLER


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